Nevada Commercial Lease Agreement

This Commercial Lease Agreement ("Lease") is made and effective July 1, 20 18 by and between the Sergio and Cheryl Salzano Family Trust (hereinafter designated as "Landlord") and JBJ WHOLESALE LLC (hereinafter designated as "Tenant").

Landlord is the owner of land and improvements commonly know as and numbered as 106 West Mayflower Drive, North Las Vegas, 89030. Landlord makes available for lease the entire building at the above-mentioned address, totaling approximately 8,800 square feet (hereinafter designated as the "Leased Premises"). Tenant agrees that Landlord has not measured the Leased Premises to verify the exact square footage. Landlord desires to lease the Leased Premises to Tenant, and Tenant desires to lease the leased Premises from Landlord for the term, at the rental and upon the covenants, conditions and provisions herein set forth.

THEREFORE, in consideration of the mutual promises herein, contained and other good and valuable consideration, it is agreed:

1. Term

A. Landlord hereby leases the Leased Premises to Tenant, and Tenant hereby leases the same from Landlord, for an "Initial Term" beginning July 1, 2017 and ending June 30, 2022. Landlord shall use its best efforts to fie Tenant possession as nearly as possible at the beginning of Lease term. If Landlord is unable to timely provide the Leased Premises, rent shall abate for the period of delay. Tenant shall make no other claim against Landlord for any such delay.

B. Tenant may renew the Lease for one extended term of 12 months. Tenant shall exercise such renewal option, if at all, by giving written notice to Landlord not less then ninety (90) days prior to the expiration of the Initial Term. The renewal term shall be at the rental set forth below and otherwise upon the same covenants, conditions and provisions as provided in this Lease.

2. Rental

A. Tenant shall pay to Landlord during the Initial 30 months of the rental term rent in the amount of $6,400.00 per month [up to and including the month of December, 2019]. Each monthly payment shall be due in advance on the first day of each calendar month during the lease term to Landlord at 4935 Buckhorn Butte Ct. Las Vegas, NV 89149, or at such other place designated by written notice from Landlord or Tenant. Tenant shall not be required under this lease to pay to Landlord a security deposit, and the security deposit is expressly waived.

B. Tenant shall be charged a $25.00 NSF checks.

C. Tenant shall be charged a late fee of $100.00 if rent is not paid in full by the 15th of each month.

3. Use

Notwithstanding the forgoing, Tenant, and any sublessee, shall not use the Leased Premises for the purposes of storing, manufacturing or selling and explosives, flammables or other inherently dangerous substance, chemical, thing or device. Moreover, Tenant, and any sublessee, shall not perform, cause to be performed or allow any illegal or immoral activity on the premises. Tenant, and any sublessee, shall not use any portion of

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the property for the cultivation, growth, processing, storage or sale of marijuana, or any product derived from, or integrated with, any marijuana product.

4. Sublease and Assignment

Tenant shall have the right without Landlord's consent, to assign this Lease to a corporation with which Tenant may merge or consolidate, to any subsidiary of Tenant, to an corporation under common control with Tenant, or to a purchaser of substantially all of Tenant's assets. Except as set forth above, Tenant shall not sublease all or any part of the Leased Premises, or assign this Lease in whole or in part without Landlord's written consent, such consent not to be unreasonably withheld or delayed.

5. Repairs

During the Lease term, Tenant shall make, at Tenant's expense, all necessary repairs to the Leased Premises. Repairs shall include such items as routine repairs of floors, paint, walls, ceilings, pluming fixtures and other parts of the Leased Premises damaged or worn through normal occupancy, except for major mechanical systems, such as air conditioning, sewer and pluming service, or roof, subject to the obligations of the parties otherwise set forth in this Lease.

6. Alterations and Improvements

A. Tenant, at Tenant's expense, shall have the right, following Landlord's consent, to remodel, redecorate, and make additions, improvements and replacements of and to all or any part of the Leased Premises from time to time as Tenant may deem desirable, provided the same are made in a workmanlike manner and utilizing good quality materials. Tenant shall have the right to place and install personal property, trade fixtures, equipment and other temporary installations in and upon the Leased Premises, and fasten the same to the premises. All personal property, equipment, machinery, trade fixtures and temporary installations, whether acquired by Tenant at the commencement of the Lease term or placed or installed on the Leased Premises by Tenant thereafter, shall remain Tenant's property free and clear of any claim by Landlord provided that Tenant removes the same by any time before the expiration of the term of this lease, and provided that all damage to the Leased Premises caused by such removal shall be repaired by Tenant at Tenant's expense, and the Premises are restored to the pre-lease condition.

B. Tenant is responsible for all improvements to the premises, which must be approved by landlord prior to initiation.

C. Tenant recognizes that Landlord expended approximately $50,000.00 to improve the property, at Tenant's request, such that the Leased Premises would conform to Tenant's business needs, and that such expenditures were made in reliance on the good faith of Tenant to fulfill its responsibilities under this Lease.

7. Property Taxes

Landlord shall pay, prior to delinquency, all general real estate taxes and installments of special assessments coming due during the Lease term on the Leased Premises, and all personal property taxes with respect to Landlord's personal property, if any, on the Leased Premises. Tenant shall be responsible for paying all personal property taxes with respect to Tenant's personal property at the Leased Premises.

8. Insurance

A. If the Leased Premises or any other part of the Building is damaged by fire or other casualty resulting from any act or negligence of Tenant or any of Tenant's agents, employees or invites, rent shall not be diminished or abated while such damages are under repair, and Tenant shall be responsible for the costs of repair not covered by insurance.

B. Landlord shall maintain fire and extended coverage insurance on the Building and the Leased Premises in such amounts as Landlord shall deem appropriate. Such insurance is for the benefit of Landlord only. Tenant shall be responsible, at its expense, for fire and extended coverage insurance on all of its fixtures, personal property, including removable trade fixtures, and all other data, files or belongings located in the Leased Premises.

C. Tenant shall, at its own expense, maintain a policy or policies of comprehensive general liability insurance with respect to the receptive activities of each in the Building with the premiums thereon fully paid on or before due date, issued by and binding upon some insurance company approved by Landlord, such insurance to afford minimum protection of not less then $1,000,000 combined single limit coverage of bodily injury, property damage or combination thereof. Landlord shall be listed as an additional insured on Tenant's policy or policies of comprehensive general liability insurance, and Tenant shall provide Landlord with current Certificates of Insurance evidencing Tenant's compliance with this Paragraph. Tenant shall obtain the agreement of Tenant's insurers to notify Landlord that a policy is due to expire at least (10) days prior to such expiration. Landlord shall not be required to maintain insurance against thefts, interference with business operations, or to indemnify guests, business patrons or trespassers within the Leased Premises.

9. Utilities

Tenant shall pay all charges for gas, electricity, telephone, cable television, internet, sewer, water and trash payment and other services and utilities used by Tenant on the Leased Premises during the term of this Lease unless otherwise expressly agreed in writing by Landlord. Tenant acknowledges that the Leased Premises are designed to provide standard office and light industrial use of electrical facilities, lighting, water usage, sewer usage, and trash usage. Tenant shall not use any equipment or devices that utilizes excessive electrical energy or which may, in Landlord's reasonable opinion, overload the wiring or interfere with electrical services to other tenants or damage the Leased Premises.

10. Signs

Following Landlord's consent, Tenant shall have the right to place on the Leased Premises, at locations selected by Tenant, any signs which are permitted by applicable zoning ordinances, private restrictions and the CC&Rs that control the office complex. Landlord may refuse consent to any proposed signage that is in Landlord's opinion too large, deceptive, unattractive, in violation of law or applicable CC&Rs, or otherwise inconsistent with or inappropriate to the Leased Premises or use of any other tenant. Landlord shall assist and cooperate with Tenant in obtaining any necessary permission from governmental authorities or adjoining owners and occupants for Tenant to place or construct the foregoing signs. All signage is at the expense of Tenant, and Tenant shall repair all damage to the Leased Premises resulting from the removal of signs installed by Tenant.

11. Entry

Landlord shall have the right to enter the Leased Premises at reasonable hours to inspect the same, provided Landlord shall not unreasonably interfere with Tenant's business, and shall consult with tenant, where possible,

to schedule such inspections. Reasonable notice will be given before any entry that does not occur during normal business hours, unless an emergency requires immediate entry.

12. Parking

During the term of this Lease, Tenant shall have the not-exclusive use of parking in the common areas of the office complex. Tenant acknowledges that there is no assigned parking for the Premises, either for employees of Tenant or any of tenants customers, guests or invites, and that parking at the complex is on the first come, first serve basis. Tenant agrees that use of parking is subject to the CC&Rs, which set forth rules and regulations for the use thereof as prescribed from time to time by the office complex. Tenant agrees that such parking is not to be used as storage of any vehicles, and that no temporary structures may be placed in a parking space. Landlord and Tenant agree that subject to these restrictions, there is not additional rental amount owed regarding use of parking spaces.

13. Office Complex CC&Rs

Tenant will comply with the CC&Rs of the office complex which have been adopted and altered by Landlord and other owners of properties in the office complex, and that such CC&Rs may be modified from time to time. Tenant will cause all of its agents, employees, invitees and visitors to do abide by such CC&Rs, and any modifications that will be sent by Landlord to Tenant in writing. The initial CC&Rs are attached hereto as Exhibit "A" and incorporated herein for all purposes.

14. Damage and Destruction

Subject to Section 8 A. above, if the Leased Premise or any part thereof or any appurtenance thereto is so damaged by fire, casualty or structural defects that the same cannot be used for Tenant's purposes, then Tenant shall have the right within ninety (90) days following damage to elect by notice to Landlord to terminate this Lease as of the date of such damage. In the event of minor damage to any part of the Leased Premises, and if such damage does not render the Leased Premises unusable for Tenant's purposes, Landlord shall promptly repair such damage at the cost of the Landlord. In making the repairs called for in this paragraph, Landlord shall not be liable for any delays resulting form strikes, governmental restrictions, inability to obtain necessary materials or labor or other matters which are beyond reasonable control of Landlord. Tenant shall be relived from paying rent and other charges during any portion of the Lease term that the Leased Premises are inoperable or unfit for occupancy, or use, in whole or in part, for Tenant's purposes. Rentals and other charges paid in advance for any such periods shall be credited on the next ensuing payments, if any, but if no further payments are to be made, any such advance payments shall be refunded to Tenant. The provisions of this paragraph extend not only to the matters aforesaid, but also to any occurrence which is beyond Tenant's reasonable control and which renders the Leased Premise, or any appurtenance thereto, inoperable or unfit for occupancy or use, in whole or in part, for Tenant's purposes.

15. Default

If default shall at any time be made by Tenant in the payment of rent when due to Landlord as herein provided, and if said default shall continue for fifteen (15) days afer written notice thereof shall have been given to Tenant by Landlord, or if default shall be made in any of the other covenants or conditions to be kept, observed and performed by Tenant, and such default shall continue for thirty (30) days afer notice thereof in writing to Tenant by Landlord without correction thereof then having been commenced and thereafter diligently prosecuted, Landlord may declare the term of this Lease ended and terminated by giving Tenant written notice of such intention, and of possession of the Leased Premises is not surrendered, Landlord may reenter said

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premises. Landlord shall have, in addition to any remedy above provided, any other right or remedy available to Landlord on account of any Tenant default, either in law or equity. Landlord shall use reasonable efforts on mitigate its damages.

16. Condemnation

If any legally, constituted authority condemns the Building or such part thereof which shall make the Leased Premises unsuitable for leasing, this Lease shall cease when the public authority takes possession, and Landlord and Tenant shall account for rental as of the date. Such termination shall be without preju
dice to the rights of either party to recover compensation from the condemning authority for any loss or damage cause by the condemnation. Neither party shall have any rights in or to any award made to the other by the condemning authority.

17. Quiet Possession

Landlord covenants and warrants that upon performance by Tenant of its obligations hereunder, Landlord will keep and maintain Tenant in exclusive, quiet, peaceable and undisturbed and uninterrupted possession of the Leased Premises during the term of this Lease.

18. Brokers

Tenant represents that Tenant was not shown the Premises by any real estate broker or agent and that Tenant has not otherwise engaged in, any activity which could form the basis for claim for real estate commission, brokerage fee, finder's fee or other similar charge, in connection with this Lease.

19. Waiver

No waiver of any default of Landlord or Tenant hereunder shall be implied form any omission to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the express wavier and that only for the time and to the extent therein stated. One or more waivers by Landlord or Tenant shall not be construed as a waiver of a subsequent breach of the same covenant, term or condition.

20. Notice

Any notice required or permitted under this Lease, or as required by the parties, or any governmental agency, with respect to the effectuation of this Lease, shall be deemed sufficiently give or served if sent by United States certified mail, return receipt requested, addressed as follows:

If to Landlord to:

Sergio & Cheryl Salzano Family Trust
4935 Buckhorn Butte Ct.
Las Vegas, NV 89149

If to Tenant to:

Chris Davenport
4580 North Rancho Drive, Suite 130
Las Vegas, NV 89130

Landlord and Tenant shall each have the right from time to time to change the place notice is to be given under this paragraph by written notice thereof to the other party.

21. Memorandun of Lease

The parties hereto contemplate that this Lease should not and shall not be filed for record, but in lieu thereof, at the request of either party, Landlord and Tenant shall execute a Memoradum of Lease to be recorded for the purpose of giving record notice of the appropriate provisions of this Lease.

22. Headings

The headings used in this Lease are for convenience of the parties only and shall not be considered in interpreting the meaning of any provision of this lease.

23. Successors

The provisions of this Lease shall extend to and be binding upon Landlord and Tenant and their respective legal representatives, successors and assigns.

24. Consent

Landlord shall not unreasonably withhold or delay its consent with respect to any matter for which Landlord's consent is required or desirable under this Lease.

25. Compliance with Law

Tenant shall comply with all laws, orders, ordinances and other public requirements now or hereafter pertaining to Tenant's use of the Leased Premises. Landlord shall comply with all laws, orders, ordinances and other public requirements now or hereafter affection the Leased Premises.

26. Final Agreement

This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.

27. Governing Law

This Agreement shall be governed, construed, and interpreted by, through and under the Laws of the State of Nevada.

IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first above written.

Sergio Salzano — 7-1-18

[Landlord] Signature Block — [Date]

[signature] — July 1st 2018

[Tenant] Signature Block — [Date]